ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (“Agreement”), dated as of May 1, 2025, is by and between T. Rowe Price Services, Inc. (the “Transfer Agent”), organized under the laws of Maryland and THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK, a New York domiciled life insurance company (the “Company”).

WITNESSETH:

WHEREAS, the T. Rowe Price Funds (each a “Fund” or collectively the “Funds”) are registered with the Securities and Exchange Commission (“SEC”) as open-end management investment companies under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Company issues variable life policies and/or variable annuity contracts (collectively, the “Contracts”) and has established certain separate accounts (the “Separate Accounts”) for the purpose of funding these Contracts;

WHEREAS, the Company has entered into a Fund Participation Agreement, as may be amended from time to time, (the “Participation Agreement”), pursuant to which the Funds are available for purchase by one or more of the Separate Accounts, in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts;

WHEREAS the Separate Accounts are registered with the SEC as unit investment trusts under the Act and rely on Section 12(d)(1)(E) of the Act to permit investment in the Fund and to operate as a two-tier investment company;

WHEREAS, the Company will provide, or arrange to provide, the administrative and shareholder services specified in Exhibit A, as attached hereto (the “Services”), to the Fund, the shares of which are beneficially owned by Contract owners;

WHEREAS, the Company desires to provide such Services on the terms and conditions hereinafter set forth, and the Company is willing to furnish such Services; and

WHEREAS, certain classes of the Funds have instituted a program (“Program”) whereby they may, in their discretion, pay the Company a fee to compensate the Company for certain expenses incurred as a result of providing such Services to the Contract owners as described herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto agrees as follows:

1.  Services. The Company agrees to perform, or arrange to perform, some or all of the Services. Each Fund and/or class of shares identified in the Fund’s Statement of Additional Information as having adopted the Program, with respect solely to the investment in such Fund by the Company, shall pay the Company on a monthly basis the fee set forth on Schedule I of this Agreement (“Payment”); provided, however:

a. The Company agrees to promptly notify Transfer Agent of any changes in account information that may impact Payment, including but not limited to: new plans, new accounts, change in account registration, or addition of new accounts due to a merger, acquisition or other corporate action. Payment under this Agreement will not begin until the Transfer Agent is notified. Transfer Agent reserves the right to terminate Payment until such notification has been received.

b. Payments will begin the calendar month in which Transfer Agent receives the fully- executed Agreement.

c. At the request of Transfer Agent, the Company shall provide written certification that it continues to perform the Services listed in Exhibit A.

2.  Nature of Payments. The parties agree that the Payments to the Company are for administrative and/or shareholder services only, do not constitute payment in any manner for investment advisory or distribution services, including in connection with the distribution of the Contracts or of the shares of the Fund, and are not otherwise related to investment advisory or distribution services or expenses.

3.   Representations, Warranties and Covenants:

A.   Company hereby represents and warrants to Transfer Agent the following:

i. Company is a corporation duly organized, existing in good standing under the laws of the state of _New York.

ii. It has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agreements of Company.

iii. It has all requisite licenses and authority to carry on its business in all jurisdictions in which it conducts business.

iv. It has the necessary facilities, equipment and qualified personnel to perform, and will perform, its duties and obligations hereunder in accordance with (i) the terms of this Agreement, in a businesslike and competent manner, (ii) all laws, rules and regulations, and (iii) the Funds’ prospectuses and SAIs.

v. In case of any requests or demands for the inspection of Contract Owner’s records of a Fund by any governmental agency or otherwise pertaining to any aspect of the duties covered by this Agreement, it will promptly notify Transfer Agent in writing as to such inspection prior to turning over such records unless prohibited by law.

vi. It recognizes and agrees that each Fund’s Payment to the Company under this Agreement represents compensation for Services only and does not constitute payment in any manner for investment advisory services or for costs of distribution of the Fund’s shares.

vii. It warrants that the fee described in Schedule I shall be in addition to and not duplicative of any fees received for other services performed by Company for any Funds offered by Company.

viii. It will disclose the fee arrangements provided for in this Agreement, as required by applicable laws.

ix. It agrees to notify Transfer Agent promptly in the event that it is, for any reason, unable to perform any of its obligations under this Agreement or it ceases to perform the Services with respect to any investments in a Fund for which the Company is being paid a fee.

x. The Company may legally receive the payment contemplated by the Agreement and its acceptance of the Payment is in accordance with all applicable rules and regulations, including the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code. The Company represents and warrants that (a) its receipt of compensation pursuant to the Agreement will not constitute a non-exempt “prohibited transaction” within the meaning of ERISA § 406 and IRC § 4975; and (b) receipt of such compensation has been fully disclosed as required under ERISA and all applicable laws, rules and regulations.

B.  Transfer Agent hereby represents and warrants to Company the following:

i. It is a corporation duly organized, existing and in good standing under the laws of the State of Maryland.

ii. It is authorized to enter into this Agreement, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agreements of or on behalf of the Funds.

iii. It agrees to notify the Company promptly in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

4.  Expenses. Each party will bear all expenses in connection with the performance of its obligations under this Agreement.

5.  Company not an Agent. It is understood and agreed that in performing the Services under this Agreement the Company, acting in its capacity described herein, shall at no time be acting as an agent for the Transfer Agent or Fund.

6.  Written Reports. The Company will provide the Transfer Agent with such information as the Transfer Agent may reasonably request and will cooperate with and assist the Adviser in the preparation of reports, if any, to be furnished to the [Directors] of the Board of the Fund in conjunction with the Contracts or other aspects of the Fund concerning this Agreement, the Services provided and any fees or compensation paid or payable pursuant hereto, in addition to any other response or filings that may be required by law.

7.  Termination. With respect to any Separate Account and the Fund, this Agreement may be terminated upon mutual agreement of the parties hereto in writing. Either party to this Agreement may terminate the Agreement with 30 days’ prior written notice, without the payment of any penalty. The Funds reserve the right to decrease the payment made by any Fund with thirty (30) days written notice to the Company.

This Agreement will terminate automatically with respect to any Separate Account and Fund covered under a Participation Agreement upon termination of such Participation Agreement; provided, however, that the obligations in this Agreement shall survive with respect to the Fund for as long as assets of such Fund remains invested through a Separate Account (e.g., for Contracts in effect on the effective date of termination of a Participation Agreement) and the Company continues to provide the Services with respect to the Fund. Upon redemption of such assets, and provided that the Fund no longer continues to make Fund shares available pursuant to a Participation Agreement, this Agreement and all obligations hereunder shall terminate automatically.

Termination of this Agreement with respect to one Separate Account does not affect the continuation of this Agreement with respect to any other Separate Account.

8.  Amendment. This Agreement may be amended only upon mutual agreement of the parties hereto in writing. To the extent required by applicable law, any such amendments shall be subject to appropriate regulatory requirements or approvals.

9.  Indemnification. The Company agrees to indemnify and hold harmless the Transfer Agent, its affiliates, and their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to (i) the performance or non-performance by the Company of its obligations under this Agreement or (ii) any material breach by Company of any representation, warranty, covenant or agreement contained in this Agreement.

The Transfer Agent agrees to indemnify and hold harmless the Company, the Separate Accounts and their respective officers, directors, employees and agents (collectively, the “Indemnified Parties) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to (i) the performance or non-performance by the Transfer Agent under this Agreement or (ii) any material breach by Transfer Agent of any representation, warranty, covenant or agreement contained in this Agreement.

10.  Miscellaneous

(a)  Successors and Assigns; Assignment This Agreement shall be binding upon the parties and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successor and assigns. Neither this Agreement nor any of the rights, obligations or liabilities of either party hereto shall be assigned without the written consent of the other party. To the extent required by applicable law, any such assignments shall be subject to appropriate regulatory requirements or approvals.

(b)  Applicable Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

(c)  Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered:

If to the Company:

The United States Life Insurance Company in the City of New York

Attn: General Counsel

2919 Allen Parkway, L4-01

Houston, TX 77019

Email: saamcolegal@corebridgefinancial.com

With a copy to:

Mallary Reznik

21650 Oxnard Street, Suite 750

Woodland Hills, California 91367

Attn: Mallary Reznik

Email: mallary.reznik@corebridgefinancial.com

If to Transfer Agent

T. Rowe Price Services, Inc.

4515 Painters Mill Road

Owings Mills, Maryland 21117

Attn: Legal Department

Email: Legal-US_Intermediary_Distribution@troweprice.com

With a copy to:

Email: afp@troweprice.com

(d)  Entire Agreement. This Agreement, including Schedule 1 and Exhibit A and constitutes the entire agreement between the parties with respect to the matters dealt with herein and supersedes any previous agreements and documents with respect to such matters. The parties agree that Schedule 1 may be replaced from time to time with a new Schedule l, as appropriate, to accurately reflect any changes in the Fund available as investment vehicles under the Participation Agreements.

(e)  Counterparts. This Agreement may be executed in counterparts, including electronic scan copies thereof sent by electronic mail, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(f)  Effective Date. This Agreement shall become effective as of the date written above and shall remain in effect unless specifically terminated as provided below.

(g)  Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

By:	/s/ Barbara Rayll
Name: Barbara Rayll
Title: Vice President, Business Case Development

T. ROWE PRICE SERVICES, INC.

By:	/s/ William Presley
Name: William Presley
Title: Vice President

SCHEDULE I

SERIES OF FUND

AVAILABLE FOR PURCHASE

BY

THE UNITED STATES LIFE INSURANCE COMPANY

IN THE CITY OF NEW YORK

UNDER THIS AGREEMENT

(As of May 1, 2025 except as otherwise indicated below)

Separate Account	Series Name	Fee
USL Separate	Class I of the Funds	0bp
Account RS

The parties hereto agree that this Schedule I may be revised and replaced as necessary to accurately reflect the Series of the Fund covered under this Agreement. Such agreement shall be reflected in a written acknowledgement executed by all Parties.

EXHIBIT A

Services

Maintenance of books and records

•	Maintain an inventory of shares purchased to assist the Fund’s transfer agent in recording issuance of shares.

•	Perform miscellaneous accounting services to assist transfer agent in recording transfers of shares (via net purchase and redemption orders).

•	Reconciliation and balancing of the Company’s separate accounts at the Series level in the general ledger and reconciliation of cash accounts at general account.

Purchase orders

•	Determination of net amount of cash flow into each Series.

•	Reconciliation and notification to the Fund of net purchase orders (wire) and confirmation thereof.

Redemption orders

•	Determination of net amount required for redemptions by the Series.

•	Reconciliation and notification to the Fund of cash required for net redemption orders and confirmation thereof.

Reports

•

Upon reasonable request, provide reporting to the Fund and its Boards of Directors, in relation to trading activity, compliance with the terms of the Participation Agreement between the parties and other regulatory and compliance matters.

Other administration support

•	Assistance with Fund proxy solicitations, specifically with respect to soliciting voting instructions from contract owners.

•	Sub-accounting services.

•	Providing other administrative support to the Fund as mutually agreed between the Company from time to time.

•	Upon reasonable request, preparation of reports to third-party reporting services.

Exhibit A-1

Shareholder services

•	When required, distribution of shareholder reports, annual prospectuses, and annual statements of additional information to existing Contract owners (but not to prospective investors);

•	The preparation, printing and distribution of reports of values to owners of Contracts who have contract values allocated to the Series;

•

Compensating financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses solely in connection with their provision of administrative services, similar to the services covered by this Agreement;

•	Receiving and answering correspondence from existing Contract owners (including requests for prospectus and statements of additional information for the Fund);

•	Answering questions about the Series from existing Contract owners;

•	Preparation of subaccount performance figures for subaccounts investing in the Series;

Other shareholder services as mutually agreed upon by parties.

Exhibit A-2